ICC25 7820-CBG 1 Jackson National Life Insurance Company® GUARANTEED CAP WITH BUFFER CREDITING METHOD Thank you for choosing Jackson National Life Insurance Company, also referred to as "the Company". This crediting method endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: "GUARANTEE PERIOD. The period of time during which Index Adjustment Factors for the Guaranteed Cap with Buffer Crediting Method remain unchanged, as shown on the Supplemental Contract Data Pages. GUARANTEED BUFFER (GB). The GB is an Index Adjustment Factor. The Guaranteed Buffer is the allowable decrease in Index price before a negative Index Adjustment is credited to the Index Account Option value at the end of the Index Account Option Term, expressed as a percentage. The GB is declared on the Premium Allocation Date and is guaranteed during the Guarantee Period. GUARANTEED CAP RATE (GCR). The GCR is an Index Adjustment Factor. The GCR is the maximum Index Adjustment that will be credited to the Index Account Option value at the end of each Index Account Option Term, expressed as a percentage. This limits the positive Index Adjustment that may be credited to the Index Account Option value. The GCR is declared on the Premium Allocation Date and is guaranteed during the Guarantee Period. If the Guaranteed Cap Rate is uncapped, no maximum applies. GUARANTEED CAP WITH BUFFER CREDITING METHOD. The Guaranteed Cap with Buffer Crediting Method credits an Index Adjustment to the Index Account Option value at the end of the Index Account Option Term based on the following Index performance criteria. When the Index performance is positive, it will result in a positive Index Adjustment equal to the positive Index performance multiplied by the Guaranteed Index Participation Rate up to a maximum of the Guaranteed Cap Rate. When the Index performance is zero or negative, but not in excess of the Guaranteed Buffer percentage, it will result in an Index Adjustment of zero. Negative Index performance in excess of the Guaranteed Buffer percentage will result in a negative Index Adjustment. ENDORSEMENT

GUARANTEED INDEX PARTICIPATION RATE (GIPR). The GIPR is an Index Adjustment Factor. The GIPR is the percentage applied to any positive change in an underlying Index price over the initial Index price of the Index Account Option Term in the calculation of the Index Adjustment. The GIPR is declared on the Premium Allocation Date and is guaranteed during the Guarantee Period."

2) The following language is added to the CONTRACT OPTION PROVISIONS of the Contract.

"Index-linked returns do not include the portion of returns generated by the underlying Index that come from dividends. The Index Adjustment Factors used in determining the Index Adjustment are not guaranteed beyond the Guarantee Period and may be different for subsequent Premiums invested in a similar Index Account Option. Any such changes can affect the Index Adjustment.

The Index Adjustment is determined as follows:

Guaranteed Cap with Buffer

On the Index Account Option Term Anniversary, the Index Adjustment to the Index Account Option value will be calculated according to the following formula using the definitions below.

Index Adjustment = IF (Pe - Pb) / Pb ≥ 0, THEN
If uncapped (no GCR) = IOCB x GIPR x (Pe - Pb) / Pb
Else = IOCB x MINIMUM [GCR, GIPR x (Pe - Pb) / Pb],
IF (Pe - Pb) / Pb < 0, THEN = IOCB x MINIMUM [(Pe - Pb) / Pb + GB, 0]

Pb	=	the Index price at the beginning of the Index Account Option Term.
Pe	=	the Index price on the Index Account Option Term Anniversary.
IOCB	=	the Index Option Crediting Base on the Index Account Option Term Anniversary.
GCR	=	the GCR declared on the Premium Allocation Date.
GB	=	the GB declared on the Premium Allocation Date.
GIPR	=	the GIPR declared on the Premium Allocation Date.

During the Index Account Option Term:

During the Index Account Option Term, the Index Account Option value will be equal to the Interim Value. The Interim Value will be equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy.

ICC25 7820-CBG 2

FIXED INCOME ASSET PROXY. The Fixed Income Asset Proxy is calculated using the definitions below.

IOCB is the Index Option Crediting Base on the date the Interim Value is calculated.

A is the Market Value, as of the close of the Business Day at the beginning of the Index Account Option Term, of a hypothetical portfolio of options designed to replicate the Index Adjustment.

B is the Index Option Crediting Base at the beginning of the Index Account Option Term.

C is the number of days elapsed in the Index Account Option Term on the date the Interim Value is calculated.

D is the total number of days in the Index Account Option Term.

E is the daily interest rate credited to the Fixed Income Asset Proxy during the Index Account Option Term. E is calculated as follows:

$$\mathrm{E} = \left(\frac{\mathrm{B}}{\mathrm{B} - \mathrm{A}}\right)^{\frac{1}{\mathrm{D}}} - 1$$

The Fixed Income Asset Proxy is calculated as:

$$\text{Fixed Income Asset Proxy} = \mathrm{IOCB} \times \left(1 - \frac{\mathrm{A}}{\mathrm{B}}\right) \times (1 + \mathrm{E})^{\mathrm{C}}$$

DERIVATIVE ASSET PROXY. The Derivative Asset Proxy is equal to the Market Value, on the date the Interim Value is calculated, of a hypothetical portfolio of options designed to replicate the Index Adjustment. The Derivative Asset Proxy uses a fair value methodology to value the replicating portfolio of options that support this product. The Company determines the methodology used to determine the Market Value of the options, which may result in values that vary, higher or lower, from other estimated values or the actual selling price of identical derivatives. Such variance may differ based on Index Adjustment Factors and may change from day to day. Valuation of the options is based on standard methods for valuing derivatives using market consistent inputs. The hypothetical portfolio consists of the following options:

- AMC - Call options with a strike price equal to the initial Index price
- OMC - Call options with a strike price equal to (1 + GCR / GIPR)% of the initial Index price
- OMP - Put options with a strike price equal to (1 - GB)% of the initial Index price

The Market Value of the Derivative Asset Proxy includes the estimated cost associated with selling the hypothetical portfolio of options prior to the end of the Index Account Option Term.

The Market Values of all options in the hypothetical portfolio are combined to calculate the Derivative Asset Proxy as follows:

$$\text{Derivative Asset Proxy} = \mathrm{AMC} - \mathrm{OMC} - \mathrm{OMP}$$

The Interim Value will be calculated each Business Day during the Index Account Option Term."

ICC25 7820-CBG 3

ICC25 7820-CBG 4 3) The following language is added to the TRANSFERS provision of the CONTRACT OPTION PROVISIONS of Your Contract: "Funds removed from an Index Account Option with a Guaranteed Cap with Buffer Crediting Method through a Performance Lock cannot be transferred to or reallocated back into any Index Account Option with Guaranteed Cap with Buffer Crediting Method. Funds which remain in the Index Account Option with a Guaranteed Cap with Buffer Crediting Method will continue to use guaranteed Index Adjustment Factors in the calculation of the Index Adjustment during the Guarantee Period. If no transfer request is received on or prior to the Index Account Option Term Anniversary of an Index Account Option with a Guaranteed Cap with Buffer Crediting Method, the Index Account Option value will be reallocated as follows: 1. if the Index Account Option Term Anniversary occurs during the Guarantee Period, the Index Account Option value will remain allocated to the same Index Account Option with Guaranteed Cap with Buffer Crediting Method. 2. if the Index Account Option Term Anniversary is on or after the end of the Guarantee Period, the Index Account Option value will be reallocated to a new Index Account Option with a Cap with Buffer Crediting Method with the same Index and term, subject to the following availability requirements: a. if the same Index Account Option Term with the same Index and comparable non- guaranteed Index Adjustment Factors is available with a Cap with Buffer Crediting Method at the time and does not extend beyond the LID, the Company will renew the Index Account Option into the a new Index Account Option with a Cap with Buffer Crediting Method with the same Index Account Option Term, Index and downside protection; b. if the same Index Account Option Term with the same Index and comparable non- guaranteed Index Adjustment Factors is not available with a Cap with Buffer Crediting Method at the time, but the same Index and Crediting Method with greater Index Adjustment Factors is available at the time and does not extend beyond the LID, the Company will renew the Index Account Option into a new Index Account Option with a Cap with Buffer Crediting Method with the same Index Account Option Term, Index and the closest greater downside protection available for that term. c. if the same Index Account Option Term with the same Index and comparable non- guaranteed Index Adjustment Factors is available with a Cap with Buffer Crediting Method at the time but extends beyond the LID, the Company will renew the Index Account Option into the available Index Account Option with a Cap with Buffer Crediting Method with the same Index and comparable non-guaranteed Buffer and with the available Index Account Option Term that ends closest to but before the LID; d. if the same Index Account Option Term is not available at the time on the Cap with Buffer Crediting Method but would not extend beyond the LID were it available, the Company will renew the Index Account Option into the available Index Account Option with a Cap with Buffer Crediting Method with the same Index and with the available Index Account Option Term with the period closest to but less than the Index Account Option Term that just ended with the closest equal or greater downside protection available for that term. e. if all available Index Account Option Terms would extend beyond the LID, the Index Account Option value(s) will be reallocated to the 1-Year Fixed Account Option.

ICC25 7820-CBG 5 Funds may not be transferred into an Index Account Option with a Guaranteed Cap with Buffer Crediting Method after the Premium Allocation Date. Funds may not be renewed into an Index Account Option with a Guaranteed Cap with Buffer Crediting Method after the Guarantee Period. Performance Lock and Performance Lock Holding Account Transfers. When a partial or full Performance Lock is exercised on funds in a Guaranteed Cap with Buffer Crediting Method, the funds subject to the Performance Lock will be transferred to the Performance Lock Holding Account. On the next Premium Allocation Anniversary, if no other instructions are provided by You, the funds will renew into a new Index Account Option with a Cap with Buffer Crediting Method at the declared rates for the same term length as the original Index Account Option, subject to availability requirements as outlined in the TRANSFERS provision of the CONTRACT OPTION PROVISIONS of Your Contract. Funds removed from an Index Account Option with a Guaranteed Cap with Buffer Crediting Method through a Performance Lock cannot be transferred or reallocated back into any Index Account Option with a Guaranteed Cap with Buffer Crediting Method." Signed for the Jackson National Life Insurance Company President